Exhibit 99.1

FOR IMMEDIATE RELEASE

CELSIUS HOLDINGS, INC. NAMES EDWIN NEGRON-CARBALLO AS CHIEF FINANCIAL OFFICER TO SUPPORT CONTINUED GROWTH

Experienced Financial Executive Brings Over 30 Years’ Experience to Celsius

BOCA RATON, Fla., July 31, 2018 /PRNewswire/ -- Celsius Holdings, Inc. (Nasdaq: CELH), maker of the clinically proven, globally marketed performance drinks, CELSIUS®, today announces the hiring of Edwin F. Negron-Carballo, as Chief Financial Officer. This addition to the leadership relieves CEO John Fieldly of his additional duties as Chief Financial Officer; a position which he held for his first six years with Celsius Holdings, Inc. Given the rapid growth which the company is experiencing both domestically and abroad, naming Mr. Negron-Carballo as CFO is timely.

Edwin Negron-Carballo brings over 30 years of financial and operational experience to the organization. His background includes domestic and international experience with work in standardization and implementation of Six Sigma processes, in complex and dynamic environments.  He is well versed in USGAAP and IFRS as a Certified Public Accountant and has significant experience in mergers and acquisitions. His impressive and extensive career spans decades of senior financial management experience in major companies such as: Concurrent Manufacturing Solutions, Sodexo, S.A., Tyco Healthcare-Latin America, Energizer Battery, Frito-Lay and K.P.M.G.-Peat Marwick. He was also a Member of the Board of Directors of BAS, S.A., as well as being named as a Top 25 Hispanic Business Corporate Elite. Mr. Negron-Carballo earned an MBA from the John M. Olin School of Business at Washington University in St. Louis, Missouri, and prior, a Bachelor of Science Degree with a major in Accounting, from Louisiana State University in Baton Rouge, LA.

Mr. Fieldly commented, "Edwin's experience at large, well-run, CPG companies will be invaluable as Celsius continues its rapid, industry leading growth. He is well versed in playing crucial roles in successful but changing corporate environments. Adding a proven CFO at this time will allow us to focus on our near and long-term strategies."

The addition of Edwin Negron-Carballo is one of several moves made recently in preparation for future growth and expansion. Within the past six months, the organization has expanded staffing in both the finance and production departments creating new positions such as Vice President Operations, Global Product Coordinator, and ramping additional staff positions in logistics and administration. The organization is focused on preparing for the future opportunities and growth.

"I'm excited about the new future at Celsius Holdings, Inc. and I'm looking forward to becoming a part of the team," says Mr. Negron-Carballo. "I believe my background is well suited for the next phase of the company's development as there is significant growth potential. This company has great momentum as an on-trend brand and is well poised for exciting opportunities which will inevitably lie ahead."

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits.

CELSIUS®' Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powder packets. The CELSIUS® Natural Line is available in six refreshing flavors: three sparkling and three non-carbonated. This line is naturally caffeinated and naturally sweetened.

Celsius' trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors: Inferno Punch, Cherry Lime, Blueberry Pomegranate, Strawberry Dragonfruit, Tangerine Grapefruit, Apple Jack'd and Orangesicle. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® as compared to the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's and is available on Amazon.com.

CELSIUS®' functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides.

For more information, please visit the brand websites: www.celsius.com, www.celsiusheat.com, and investor site www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would," or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Investor Relations:
Cameron Donahue
(651) 653-1854
cameron@haydenir.com